Exhibit 99.1

News Release

Contact: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

CHIQUITA REPORTS THIRD QUARTER 2006 RESULTS

•	Net Sales Rose 8 Percent as Growth at Fresh Express & Improved Banana Pricing in North America Continued

•	Net Loss of $96 Million on Noncash Goodwill Impairment Charge, Weakness in European Banana Markets, Temporary Excess Banana Supply & Impact from U.S. Spinach Outbreak

CINCINNATI – Nov. 2, 2006 – Chiquita Brands International, Inc. (NYSE: CQB) today released financial and operational results for the third quarter 2006, in which net sales increased by 8 percent year-over-year to $1.0 billion. The company reported a quarterly net loss of $96 million, or ($2.29) per diluted share, including a noncash charge of $43 million, or ($1.02) per share, for goodwill impairment at Atlanta AG, the company’s German distributor. In the third quarter 2005, the company reported net income of $0.3 million, or $0.01 per diluted share.

“Our third quarter results were disappointing and worse than expected for several reasons,” said Fernando Aguirre, chairman and chief executive officer. “First, we recorded a noncash charge for goodwill impairment at Atlanta AG due to a decline in its business performance resulting primarily from intense pricing pressure in Germany. Second, temperatures during the third quarter reached record highs across much of northern Europe. This unusually hot weather reduced consumer demand for bananas, depressed prices and contributed to substantial price weakness in trading markets, where we incurred substantial losses on the sale of temporary excess supply from Latin America. Third, beginning in September, our Fresh Express operations experienced lower sales and unforeseen costs due to consumer concerns regarding the safety of fresh spinach in the United States, despite the fact that no confirmed cases of consumer illness were linked to our Fresh Express products.”

Aguirre continued, “While the banana market dynamics in Europe have been more difficult than expected, we continue to sustain our leadership position in the premium quality segment and believe we are well-positioned to win in this market in the long-term. In addition, we continued to drive sustained progress in other key markets. Our North American banana pricing remained strong, reflecting successful customer contract negotiations, and our Fresh Express business continued to grow as distribution gains and new product introductions drove strong year-over-year volume growth in retail value-added salads in spite of the spinach issue.”

QUARTERLY FINANCIAL SUMMARY

•	Net sales were $1.0 billion, up 8 percent from $954 million in the third quarter 2005. The increase resulted primarily from increased banana volume in Europe, higher banana pricing in North America and increased sales in retail value-added salads. These were partly offset by lower banana pricing in Europe.

•	Operating loss was $79 million, compared to operating income of $20 million in the year-ago period. Higher banana pricing in North America was more than offset by several factors, including the Atlanta AG goodwill impairment charge as well as the impacts from hot weather in Europe, temporary excess banana supply from Latin America, regulatory changes in the European banana market, which have resulted in lower local pricing and increased tariffs, the recent concerns about the safety of fresh spinach and higher fuel and other industry costs.

•	Operating cash flow was $27 million, compared to $63 million in the year-ago period.

•	Total debt was $990 million at Sept. 30, 2006, compared to $1.1 billion at Sept. 30, 2005.

•	Cash was $102 million at Sept. 30, 2006, compared to $181 million at Sept. 30, 2005.

QUARTERLY SEGMENT RESULTS

(All comparisons below are to the third quarter 2005, unless otherwise specified.)

Bananas

In the company’s Banana segment, which includes the sourcing, transportation, marketing and distribution of bananas, net sales were $444 million, up 8 percent from $411 million. The operating loss for the segment was $43 million, compared to operating income of $17 million in the prior year.

Segment operating income was adversely affected by the following factors:

•	$39 million from lower core European local banana pricing, attributable to unseasonably hot weather in many parts of Europe, which depressed consumer demand, as well as the impact of excess supply from Latin America and regulatory changes that resulted in more intense price competition in the market.

•	$19 million of net incremental costs associated with higher banana import tariffs in the European Union, reflecting the duty increase to €176 from €75 per metric ton effective Jan. 1, 2006. This increase resulted in approximately $27 million of incremental tariff costs, which was partially offset by savings of approximately $8 million as the company was not required to purchase banana import licenses.

•	$15 million of industry cost increases for fuel, fruit, paper and ship charters, which was in line with previous company guidance.

•	$14 million noncash charge for goodwill impairment of Atlanta AG.

•	$13 million from higher volumes and lower banana pricing in the company’s trading markets, which are primarily European and Mediterranean countries that do not belong to the European Union, and from losses incurred on excess fruit sold in Latin America.

These adverse items were partially offset during the quarter by:

•	$9 million of net cost savings in the Banana segment, primarily related to efficiencies in the company’s supply chain and tropical production.

•	$8 million from higher pricing in North America, including the impact of the company’s fuel surcharge policy.

•	$7 million from lower accruals for performance-based compensation due to lower operating results relative to targets.

•	$5 million from lower marketing costs in Europe.

•	$4 million from higher banana volume in the company’s core European markets.

•	$4 million benefit from the impact of European currency (outlined in Exhibit C).

For further details on banana volume and pricing, see Exhibits A and B.

Fresh Select

In the company’s Fresh Select segment, which includes the sourcing, marketing and distribution of whole fresh fruits and vegetables other than bananas, net sales were $291 million, up 8 percent from $268 million. The operating loss was $30 million, including a $29 million noncash charge for goodwill impairment at Atlanta AG, compared to an operating loss of $3 million in the 2005 third quarter. Aside from the impairment charge, year-over-year improvements in the company’s North American Fresh Select operations were partially offset by a decline in profitability at Atlanta.

During the third quarter, due to the decline in Atlanta AG’s business performance, the company accelerated the testing of Atlanta’s goodwill and fixed assets for impairment. Although the analysis is not yet complete, the company recorded a goodwill impairment charge in the 2006 third quarter for the full amount, of which $29 million was included in the Fresh Select segment and $14 million was included in the Banana segment. Upon completion of the impairment analysis in the fourth quarter 2006, the company does not anticipate additional, material asset impairments at Atlanta AG.

Fresh Cut

In the company’s Fresh Cut segment, which includes value-added salads and fresh-cut fruit operations, net sales were $278 million, up 8 percent from $259 million. The operating loss for the segment was $3 million, compared to operating income of $7 million in the same quarter of 2005.

Fresh Cut operating income benefited from the following factors:

•	$5 million from the achievement of acquisition synergies.

•	$4 million from 13 percent higher unit volume in retail value-added salads.

However, these items were more than offset by:

•	$9 million of higher direct costs, including lost raw product inventory and noncancelable purchase commitments, related to consumer concerns about the safety of fresh spinach products following the discovery of E. coli and resulting investigation by the U.S. Food and Drug Administration.

•	$4 million of higher industry costs.

•	$3 million of increased production overhead costs, including higher costs for maintenance and repair and warehousing.

•	$2 million from lower volume in foodservice.

In addition to the direct costs, the company believes that third quarter operating income was at least $3 million lower than it otherwise would have been as a result of reduced sales and decreased margins during the final three weeks of the quarter. Although the FDA investigation has linked no cases of illness to the company’s Fresh Express products, this industry outbreak will likely continue to have a significant impact on Fresh Cut segment results into the 2007 first quarter, and possibly beyond.

“Looking ahead to the fourth quarter, we anticipate better banana pricing in Europe along with improvement in several factors that negatively impacted third quarter results, such as unseasonably hot weather and temporary excess supply. We also believe the impact of the spinach outbreak will begin to diminish in the fourth quarter as consumer confidence returns,” said Aguirre.

“In sum, while European banana prices remain under pressure, we believe certain of our challenges in the third quarter were unusual, and we remain focused on driving profitable growth in each of our operations. Most importantly, we are confident in our ability to manage through this challenging period and remain on-track to achieve our long-term vision to be a consumer-driven leader in branded, healthy, fresh foods,” Aguirre concluded.

FINANCIAL COVENANT WAIVER

As previously announced, at the beginning of October the company obtained from its lenders a temporary waiver of certain financial covenants in its revolving credit and term loan facility, effective through Dec. 15, 2006. The company is currently seeking an amendment of its credit facility to cure any violation of its covenants that otherwise would occur upon the expiration of the temporary waiver and to provide additional flexibility in future periods.

While the company is targeting completion of the amendment process prior to the filing of its next Quarterly Report on Form 10-Q, no assurance can be given regarding the timing and terms of such an amendment.

CONFERENCE CALL

A conference call to discuss third quarter 2006 results will begin at 4:30 p.m. EST today and will be available via webcast at www.chiquita.com. Toll-free telephone access will be available by dialing 1-800-817-2743 in the United States and +913-981-4915 from other locations. An audio replay of the call will also be available until Nov. 16, 2006. To access, dial 1-888-203-1112 from the United States and +719-457-0820 from international locations and enter the access code 3274469. An audio webcast of the call will be available at www.chiquita.com until Nov. 17, 2006; after that date, a transcript of the call will be available on the web site for 12 months.

About Chiquita Brands International, Inc.

With annual revenues of more than $4 billion, Chiquita Brands International, Inc. (NYSE: CQB) is a leading international marketer and distributor of high-quality fresh and value-added food products – from energy-rich bananas and other fruits to nutritious blends of convenient green salads.

The company’s products and services are designed to win the hearts and smiles of the world’s consumers by helping them enjoy healthy fresh foods. The company markets its products under the Chiquita® and Fresh Express® premium brands and other related trademarks. Chiquita employs approximately 25,000 people operating in more than 70 countries worldwide. For more information, please visit our web site at www.chiquita.com.

• • •

This press release contains certain statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Chiquita, including the impact of the 2006 conversion to a tariff-only banana import regime in the European Union; unusual weather conditions; industry and competitive conditions; financing; product recalls affecting the industry; the customary risks experienced by global food companies, such as the impact of product and commodity prices, food safety, currency exchange rate fluctuations, government regulations, labor relations, taxes, crop risks, political instability and terrorism; and the outcome of pending governmental investigations and claims involving the company.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the company undertakes no obligation to update any such statements. Additional information on factors that could influence Chiquita’s financial results is included in its SEC filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

CHIQUITA BRANDS INTERNATIONAL, INC.

CONSOLIDATED INCOME STATEMENT1

(Unaudited - in millions, except per share amounts)

	Quarter Ended Sept. 30,		Nine Months Ended Sept. 30,
	2006	2005	2006	2005
Net sales	$1,032.0	$954.0	$3,414.3	$2,905.3

Operating expenses
Cost of sales	951.9	810.5	3,005.2	2,416.2
Selling, general and administrative	93.8	102.0	301.1	261.6
Depreciation	19.6	18.8	58.1	41.1
Amortization	2.5	2.7	7.3	2.8
Equity in earnings of investees	(0.1)	—	(6.3)	(4.8)
Goodwill impairment	42.8	—	42.8	—

	1,110.5	934.0	3,408.2	2,716.9

Operating income (loss)	(78.5)	20.0	6.1	188.4

Interest income	2.6	2.4	6.2	7.6
Interest expense	(21.2)	(21.7)	(62.0)	(37.1)
Other income (expense), net[2]	—	0.8	—	(1.2)

Income (loss) before taxes	(97.1)	1.5	(49.7)	157.7
Income taxes	0.7	(1.2)	(4.4)	(7.2)

Net income (loss)	$(96.4)	$0.3	$(54.1)	$150.5

Basic earnings per share	$(2.29)	$0.01	$(1.29)	$3.63
Diluted earnings per share[3]	(2.29)	0.01	(1.29)	3.26
Shares used to calculate basic earnings per share	42.1	41.9	42.1	41.5
Shares used to calculate diluted earnings per share[3]	42.1	47.0	42.1	46.1

[1]	The company’s Consolidated Income Statement includes the operations of Fresh Express and interest expense on the acquisition financing since the June 28, 2005, acquisition date.

[2]	Other income (expense) for the nine months ended Sept. 30, 2005, includes $3 million of financing fees, partially offset by a $1 million gain on the sale of Seneca preferred stock and a $1 million gain from an insurance settlement.

[3]	Includes the dilutive effect of outstanding warrants and stock options, based on the treasury stock method, and the dilutive effect of restricted stock awards.

Quarterly results are subject to significant seasonal variations and are not necessarily indicative of the results of operations for a full fiscal year.

Exhibit A:

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – THIRD QUARTER

(Unaudited - in millions, except for percentages and exchange rates)

	Quarter Ended Sept. 30,		Percent Change Favorable (Unfavorable) vs. 2005
	2006	2005
Net sales by segment
Bananas	$444.5	$411.4	8.0%
Fresh Select	290.7	268.0	8.5%
Fresh Cut	278.5	259.0	7.5%
Other	18.3	15.6	17.3%

Total net sales	1,032.0	954.0	8.2%

Segment operating income (loss)
Bananas[4]	$(43.3)	$17.0	(354.7)%
Fresh Select[5]	(30.3)	(2.8)	(982.1)%
Fresh Cut	(2.6)	6.8	(138.2)%
Other	(2.3)	(1.0)	(130.0)%

Total operating income (loss)	(78.5)	20.0	(492.5)%

Operating margin by segment
Bananas	(9.7)%	4.1%	(13.8	)pts
Fresh Select	(10.4)%	(1.0)%	(9.4	)pts
Fresh Cut	(0.9)%	2.6%	(3.5	)pts

SG&A as a percent of sales	9.1%	10.7%	1.6	pts

Company banana sales volume (40 lb. boxes)
Core European Markets[1]	12.2	11.3	8.0%
Trading Markets[2]	5.1	1.6	218.8%
North America	14.3	14.3	0.0%
Asia and the Middle East[3]	5.3	4.5	17.8%

Total	36.9	31.7	16.4%

Fresh Express retail value-added salad sales volume (12-count cases)	15.6	13.8	13.0%

Euro average exchange rate, spot (dollars per euro)	$1.28	$1.22	4.9%

Euro average exchange rate, hedged (dollars per euro)	$1.24	$1.20	3.3%

[1]	The 25 countries of the European Union, Switzerland, Norway and Iceland.
[2]	Other European and Mediterranean countries not listed above.
[3]	The company primarily operates through joint ventures in this region.
[4]	For 2006, results include $14 million of goodwill impairment charges from the Atlanta AG business.
[5]	For 2006, results include $29 million of goodwill impairment charges from the Atlanta AG business.

Exhibit A (Continued):

CHIQUITA BRANDS INTERNATIONAL, INC.

OPERATING STATISTICS – NINE MONTHS1

(Unaudited - in millions, except for percentages and exchange rates)

	Nine Months Ended Sept. 30,		Percent Change Favorable (Unfavorable) vs. 2005
	2006	2005
Net sales by segment
Bananas	$1,439.0	$1,503.0		(4.3)%
Fresh Select	1,039.8	1,073.0		(3.1)%
Fresh Cut[1]	883.3	282.4		*
Other	52.2	46.9		11.3%

Total net sales	3,414.3	2,905.3		17.5%

Segment operating income (loss)
Bananas[6]	$5.7	$176.8		(96.8)%
Fresh Select[7]	(21.5)	11.5		(287.0)%
Fresh Cut[1]	25.9	1.3		*
Other	(4.0)	(1.2)		(233.3)%

Total operating income	6.1	188.4		(96.8)%

Operating margin by segment
Bananas	0.4%	11.8%	(11.4	)pts
Fresh Select	(2.1)%	1.1%	(3.2	)pts
Fresh Cut[1]	2.9%	0.5%		*

SG&A as a percent of sales	8.8%	9.0%	0.2	pts

Company banana sales volume (40 lb. boxes)
Core European Markets[2]	40.4	41.1		(1.7)%
Trading Markets[3]	7.2	3.9		84.6%
North America	42.7	44.9		(4.9)%
Asia and the Middle East[4]	15.7	13.5		16.3%

Total	106.0	103.4		2.5%

Fresh Express retail value-added salad sales volume[5] (12-count cases)	48.9	44.1		10.9%

Euro average exchange rate, spot (dollars per euro)	$1.24	$1.26		(1.6)%

Euro average exchange rate, hedged (dollars per euro)	$1.20	$1.24		(3.2)%

[1]	The results for the nine months ended Sept. 30, 2006, include the operations of Fresh Express. The results for the nine months ended Sept. 30, 2005, include the operations of Fresh Express only from the June 28, 2005, acquisition date.
[2]	The 25 countries of the European Union, Switzerland, Norway and Iceland.
[3]	Other European and Mediterranean countries not listed above.
[4]	The company primarily operates through joint ventures in this region.
[5]	These results include volumes sold prior to June 28, 2005, when Fresh Express was not owned by Chiquita.
[6]	For 2006, results include $14 million of goodwill impairment charges from the Atlanta AG business.
[7]	For 2006, results include $29 million of goodwill impairment charges from the Atlanta AG business.
*	Not comparable due to the Fresh Express acquisition.

Exhibit B:

CHIQUITA AVERAGE BANANA PRICES AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE

2006 vs. 2005

(Unaudited)

	Pricing		Volume
Region	Q3	YTD	Q3	YTD
Core European Markets[1]
U.S. Dollar basis[2]	(14)%	(11)%	8%	(2)%
Local Currency	(18)%	(10)%

Trading Markets[3]
U.S. Dollar basis	(16)%	(10)%	219%	85%

North America	8%	6%	0%	(5)%

Asia and the Middle East[4]
U.S. Dollar basis[5]	(2)%	(2)%	18%	16%

[1]	The 25 countries of the European Union, Switzerland, Norway and Iceland.
[2]	Prices on a U.S. dollar basis do not include the impact of hedging.
[3]	Other European and Mediterranean countries not listed above.
[4]	The company primarily operates through joint ventures in this region.
[5]	Since the majority of the company’s business in this region is now invoiced in U.S. dollars, the company does not provide the local currency equivalent.

FRESH EXPRESS RETAIL VALUE-ADDED SALADS

NET REVENUE PER CASE AND VOLUME

YEAR-OVER-YEAR PERCENTAGE CHANGE 6

2006 vs. 2005

(Unaudited)

	Net Revenue Per Case		Volume
Region	Q3	YTD	Q3	YTD
North America	0%	4%	13%	11%

[6]	These results include net revenues and volumes sold prior to June 28, 2005, when Fresh Express was not owned by Chiquita.

Exhibit C:

EUROPEAN CURRENCY

YEAR-OVER-YEAR CHANGE - FAVORABLE (UNFAVORABLE)

2006 vs. 2005

(Unaudited - in millions)

	Q3	YTD
Currency Impact (Euro/Dollar)
Revenue	$8	$(16)
Local Costs	(3)	4
Hedging[1]	(1)	(3)
Balance sheet translation[2]	0	22

Net European currency impact	$4	$7

[1]	Hedging costs in the third quarter 2006 were $4 million compared to $3 million in the third quarter 2005. Hedging costs for the YTD 2006 were $14 million compared to $11 million for the YTD 2005.
[2]	Balance sheet translation was zero in both the third quarter 2006 and third quarter 2005. Balance sheet translation for the YTD 2006 was a gain of $1 million compared to a loss of $21 million for the YTD 2005.

Exhibit D:

CHIQUITA BRANDS INTERNATIONAL, INC.

DEBT SCHEDULE - THIRD QUARTER 2006

(Unaudited - in millions)

	June 30, 2006	Additions		Payments, Other Reductions	Sept. 30, 2006
Parent Company
7 1/2% Senior Notes	$250.0	$—		$—	$250.0
8 7/8% Senior Notes	225.0	—		—	225.0

Subsidiaries
Chiquita Brands L.L.C. facility
Term Loan B	24.4	—		—	24.4
Term Loan C	371.3	—		(1.0)	370.3
Revolver	—	—		—	—
Shipping	107.3	(0.7	)(b)	(1.3)	105.3
Other	13.7	1.1		—	14.8

Total Debt	$991.7	$0.4		$(2.3)	$989.8

DEBT SCHEDULE – YEAR-TO-DATE 2006

(Unaudited - in millions)

	Dec. 31, 2005	Additions		Payments, Other Reductions		Sept. 30, 2006
Parent Company
7 1/2% Senior Notes	$250.0	$—		$—		$250.0
8 7/8% Senior Notes	225.0	—		—		225.0

Subsidiaries
Chiquita Brands L.L.C. facility
Term Loan B	24.6	—		(0.2)		24.4
Term Loan C	373.1	—		(2.8)		370.3
Revolver	—	27.0	(a)	(27.0	)(a)	—
Shipping	111.4	5.0	(b)	(11.1)		105.3
Other	13.0	1.8		—		14.8

Total Debt	$997.1	$33.8		$(41.1)		$989.8

(a)	In the first quarter 2006, the company borrowed $27 million for seasonal working capital requirements under its revolving credit facility. The company repaid these revolver borrowings in the second quarter 2006.
(b)	Represents the exchange impact on euro-denominated debt.